SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to § 240.14a-12
ADC TELECOMMUNICATIONS, INC.

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NOTICE OF ANNUAL SHAREOWNERS’ MEETING TO BE HELD MARCH 6, 2007
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CORPORATE GOVERNANCE AND BOARD MATTERS
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
COMPARATIVE STOCK PERFORMANCE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS
PROPOSAL TO RATIFY THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHAREOWNER PROPOSALS FOR THE NEXT ANNUAL MEETING
OTHER MATTERS
ADC TELECOMMUNICATIONS, INC. NOTICE OF DELIVERY OF DOCUMENTS TO EMPLOYEE-SHAREOWNERS VIA THE INTERNET

ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, Minnesota 55344-2252
(952) 938-8080

ADC TELECOMMUNICATIONS, INC.
January 23, 2007

Dear ADC Shareowner:

You cordially are invited to attend the Annual Shareowners’ Meeting of ADC Telecommunications, Inc., which will be held in the Auditorium at ADC’s World Headquarters on Tuesday, March 6, 2007, at 9:00 a.m. Central Standard Time. ADC’s World Headquarters are located at 13625 Technology Drive, Eden Prairie, Minnesota 55344. Details of the business to be conducted at the annual meeting are given in the attached notice of annual shareowners’ meeting.

If you do not plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy card promptly in the accompanying reply envelope, or follow the instructions on the proxy card for voting via telephone or the Internet. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

We look forward to seeing you at the annual meeting.

John A. Blanchard III
Non-executive Chairman of the Board

Eden Prairie, Minnesota

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the annual meeting, please complete, sign and date the enclosed proxy card and return it as promptly as possible in the enclosed envelope (for which no postage is required if mailed in the United States). For alternative voting methods, please refer to the information under the captions “Vote by Internet” and “Vote by Phone” on the proxy card.

ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, Minnesota 55344-2252
(952) 938-8080

NOTICE OF ANNUAL SHAREOWNERS’ MEETING
TO BE HELD MARCH 6, 2007

To the Shareowners of ADC Telecommunications, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Shareowners’ Meeting of ADC Telecommunications, Inc. will be held at the Auditorium of the World Headquarters of ADC Telecommunications, Inc., 13625 Technology Drive, Eden Prairie, Minnesota 55344, on Tuesday, March 6, 2007, at 9:00 a.m. Central Standard Time, for the purpose of considering and acting upon:

(1) The election of four directors for terms expiring in 2010;

(2) A proposal to set the number of directors at ten;

(3) The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2007; and

(4) The transaction of such other business as may come properly before the meeting or any adjournment thereof.

Shareowners of record at the close of business on January 10, 2007, are the only persons entitled to notice of and to vote at the meeting.

Your attention is directed to the attached proxy statement. If you do not expect to be present at the meeting, you may submit your proxy by voting on the Internet or by telephone by no later than 10:59 p.m. Central Standard Time on March 5, 2007 (as directed on your proxy card), or by completing, signing, dating and mailing the enclosed proxy card as promptly as possible. We encourage you to vote on the Internet or by telephone in order to reduce our mailing and handling expenses.  If you choose to return the proxy card by mail, we have enclosed an envelope addressed to ADC for which no postage is required if mailed in the United States.

By Order of the Board of Directors

Jeffrey D. Pflaum
Vice President, General Counsel
and Secretary

January 23, 2007

ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, Minnesota 55344-2252
(952) 938-8080

PROXY STATEMENT

ANNUAL SHAREOWNERS’ MEETING
TO BE HELD ON MARCH 6, 2007

This proxy statement has been prepared on behalf of the Board of Directors of ADC Telecommunications, Inc. in connection with the solicitation of proxies for our Annual Shareowners’ Meeting to be held on Tuesday, March 6, 2007, and at any and all adjournments of the annual meeting. The cost of soliciting proxies, including the cost of preparing and mailing the Notice of Annual Shareowners’ Meeting and this proxy statement, is being paid by us. In addition, we will, upon the request of brokers, dealers, banks, voting trustees and their nominees who are holders of record of shares of our common stock on the record date specified below, bear their reasonable expenses for mailing copies of these materials to the beneficial owners of these shares. In addition, our officers and other employees may solicit proxies in person or by telephone or facsimile, but will receive no extra compensation for these services. This proxy statement and the accompanying form of proxy card are first being mailed to shareowners on or about January 23, 2007.

Shareowners of record at the close of business on January 10, 2007, are the only persons entitled to notice of and to vote at the annual meeting. As of that date, there were 117,264,069 issued and outstanding shares of our common stock, our only outstanding voting securities. Each shareowner is entitled to one vote for each share held, and there is no cumulative voting.

Shareowners can vote their shares through the Internet or by telephone as an alternative to completing and mailing the enclosed proxy card. The procedures for Internet and telephone voting are described on the proxy card. The Internet and telephone voting procedures are designed to verify shareowners’ identities, allow shareowners to give voting instructions and confirm that their instructions have been recorded properly. Shareowners who vote through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the shareowner. Shareowners who vote by Internet or telephone need not return a proxy card by mail.

Whether shareowners submit their proxies by mail, telephone or the Internet, a shareowner may revoke a proxy by sending a written notice of revocation or submitting another proxy with a later date (either by mail, telephone or the Internet) at any time prior to the date of the annual meeting or by voting in person at the annual meeting. Unless so revoked, properly executed proxies will be voted in the manner set forth in this proxy statement or as otherwise specified by the shareowner giving the proxy.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock that were beneficially owned as of December 31, 2006, by our directors, our executive officers included in the Summary Compensation Table set forth under the caption “Executive Compensation” below, all of our directors and executive officers as a group and all shareowners known by us to be beneficial owners of more than five percent of our common stock. Except as otherwise indicated, the shareowners listed in the table have sole voting and investment power with respect to the common stock owned by them.

	Amount and Nature of		Percent of Common
Name of Beneficial Owner	Beneficial Ownership		Stock Outstanding

Lord, Abbett & Co. LLC	11,956,146	(1)	10.20%
90 Hudson Street
Jersey City, NJ 07302
AllianceBernstein L.P.	10,072,028	(2)	8.6%
c/o AXA Financial, Inc.
1290 Avenue of the Americas
New York, NY 10104
Robert E. Switz	1,379,178	(3)	*
Gokul V. Hemmady	202,596	(3)	*
Patrick D. O’Brien	193,694	(3)	*
Richard B. Parran	56,766	(3)	*
Jeffrey D. Pflaum	161,520	(3)	*
John J. Boyle III	152,586	(4)	*
John A. Blanchard III	83,134	(4)	*
John D. Wunsch	44,694	(4)	*
Jean-Pierre Rosso	52,508	(4)	*
James C. Castle, Ph.D.	38,630	(4)	*
Larry W. Wangberg	31,547	(4)	*
Mickey P. Foret	26,452	(4)	*
Lois M. Martin	13,584	(4)	*
J. Kevin Gilligan	12,584	(4)	*
John E. Rehfeld	13,584	(4)	*
William R. Spivey, Ph.D.	12,584	(4)	*
All executive officers and directors as a group (19 persons)	2,739,761	(5)	2.33%

*	Less than 1%.

(1)	Based on information in a Schedule 13G/A dated July 31, 2006, filed by Lord, Abbett & Co. LLC.

(2)	Based on information in a Schedule 13G/A dated October 31, 2006, filed by AXA Financial, Inc. on behalf of AllianceBernstein L.P.

(3)	Includes (a) shares issuable pursuant to stock options exercisable within 60 days after December 31, 2006 and (b) shares held in trust for the benefit of the executive officers pursuant to our Retirement Savings Plan, which we call the “401(k) Plan” in this proxy statement as follows: for Mr. Switz, (a) options to purchase 543,274 shares and (b) 9,018 shares; for Mr. Hemmady, (a) options to purchase 82,554 shares and (b) 210 shares; for Mr. O’Brien, (a) options to purchase 74,739 shares and (b) 3,336 shares; for Mr. Parran , (a) options to purchase 27,835 shares and (b) 0 shares; and for Mr. Pflaum, options to purchase 62,666 shares and (b) 2,237 shares.

(4)	Includes the following shares issuable pursuant to options exercisable within 60 days after December 31, 2006: for Mr. Boyle, 140,113 shares; for Mr. Blanchard, 43,908 shares; for Mr. Wunsch, 39,552 shares; for Mr. Rosso, 46,908 shares; for Dr. Castle, 15,755 shares; for Mr. Wangberg, 30,833 shares; for Mr. Foret, 16,452 shares; for Ms. Martin, 12,584 shares; for Mr. Gilligan, 12,584 shares; for Mr. Rehfeld, 12,584 shares; and for Dr. Spivey, 12,584 shares.

(5)	Includes (a) 1,276,342 shares issuable pursuant to stock options exercisable within 60 days after December 31, 2006; and (b) 22,026 shares held in trust for the benefit of executive officers pursuant to the 401(k) Plan.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Principles and Code of Ethics

Our Board of Directors is committed to sound and effective corporate governance practices. The Board has adopted written Principles of Corporate Governance, which govern the composition of the Board, Board meetings and procedures and the standing committees of the Board. The Board of Directors has the following standing committees: Audit Committee, Compensation Committee, Governance Committee (which includes Board nomination responsibility), and Finance and Strategic Planning Committee. Each of these committees has a written charter. Our Principles of Corporate Governance and the charters for each of our standing committees are available for review on our website at www.adc.com/investorrelations/corporategovernance.

Our Principles of Corporate Governance provide that a majority of our directors and all members of our Audit Committee, Compensation Committee and Governance Committee will be independent. Currently, we have a Non-executive Chairman of the Board who is not an officer of ADC. Our Board makes an annual determination regarding the independence of each Board member under the current NASDAQ Stock Market listing standards. Our Board of Directors has determined that all of our directors are independent under these standards, except for Robert E. Switz, who serves as our President and Chief Executive Officer.

During fiscal 2006, our independent directors met in an executive session of the Board without management on seven occasions. Under our Principles of Corporate Governance, executive sessions of the Board are led by our Non-executive Chairman, or, in his absence, by the Chair of the Governance Committee. In addition, each of our Board’s standing committees regularly meets in an executive session led by the chair of the committee.

We maintain a Code of Business Conduct which sets forth our standards for ethical behavior and legal compliance and governs the manner in which we conduct our business. Our Code of Business Conduct includes a Financial Code of Ethics applicable to all directors, officers and employees. We conduct required ethics training for our employees. A copy of our Code of Business Conduct and Financial Code of Ethics can be found on our website at www.adc.com/investorrelations/corporategovernance.

Meeting Attendance

Each of our directors is expected to make reasonable efforts to attend all meetings of the Board, meetings of each committee on which he or she serves and our annual meeting of shareowners. All of our current directors were serving on the Board at the time of our 2006 annual meeting and attended that meeting. During fiscal 2006, the Board of Directors held twelve meetings, which was a significant increase over fiscal 2005, due in part to an extraordinary number of special meetings held in connection with our proposed merger with Andrew Corporation that ultimately did not close. Each of our continuing directors attended at least 75% of the aggregate of the total number of these meetings plus the total number of meetings of all committees of the Board on which he or she served. Our two retiring directors attended approximately 70% of the total number of board meetings plus the total number of meetings of all committees of the Board on which they respectively served.

Standing Committees

The Audit Committee has sole authority to appoint, review and discharge our independent registered public accounting firm. The Audit Committee also reviews and approves in advance the services provided by our independent registered public accounting firm, oversees the internal audit function, reviews our internal accounting controls and administers our Code of Business Conduct. The Audit Committee currently is composed of Ms. Martin and Messrs. Blanchard, Foret, Wangberg and Wunsch, all of whom meet the existing independence and experience requirements of the NASDAQ Stock Market and the Securities and Exchange Commission. Mr. Foret is the Chair of this committee. The Board has determined that each of Messrs. Blanchard and Foret and Ms. Martin may be considered an “audit committee financial expert” under the rules of the Securities and Exchange Commission. During fiscal 2006, the Audit Committee held seven meetings. The Audit Committee has determined to engage Ernst & Young LLP as independent registered public accounting firm for fiscal year 2007 and is recommending that our shareowners ratify this appointment at our annual meeting. The report of our Audit Committee is found on page 20 of this proxy statement.

The Compensation Committee determines the compensation for our executive officers and non-employee directors, establishes our compensation policies and practices, and reviews annual financial performance under our employee incentive plans. The Compensation Committee currently is composed of Messrs. Blanchard, Gilligan, Rehfeld, Rosso and Wunsch, all of whom are independent under the current NASDAQ Stock Market listing standards. Mr. Gilligan is the Chair of this committee. During fiscal 2006, the Compensation Committee held eight meetings. The report of our Compensation Committee on executive compensation is found on page 9 of this proxy statement.

The Governance Committee reviews and makes recommendations to the Board of Directors regarding nominees for director, establishes and monitors compliance with our Principles of Corporate Governance and conducts an annual review of the effectiveness of our Board and the performance of our Chief Executive Officer. The Governance Committee will consider qualified director nominees recommended by shareowners. Our process for receiving and evaluating Board member nominations from our shareowners is described below under the caption “Nominations.” The Governance Committee currently is composed of Drs. Castle and Spivey and Messrs. Boyle, Rehfeld and Wangberg, all of whom are independent under the current NASDAQ Stock Market listing standards. Mr. Wangberg is the Chair of this committee. During fiscal 2006, the Governance Committee held four meetings.

The Finance and Strategic Planning Committee assists the Board with respect to strategic planning, financing transactions, evaluation of acquisition and divestiture transactions, and review of any proposed changes to ADC’s capital structure. The Finance and Strategic Planning Committee is composed of Dr. Spivey, Ms. Martin and Messrs. Boyle, Foret and Gilligan, all of whom are independent under the current NASDAQ Stock Market listing standards. Mr. Boyle is the Chair of this committee. During fiscal 2006, the Finance and Strategic Planning Committee held six meetings.

Shareowner Communications with Board

The Board of Directors has implemented a process by which our shareowners may send written communications to the Board. Any shareowner desiring to communicate with the Board, or one or more of our directors, may send a letter addressed to the ADC Board of Directors, c/o ADC Corporate Secretary, P.O. Box 1101, Minneapolis, MN 55440. The Corporate Secretary has been instructed by the Board to forward promptly all such communications to the Board or to the individual Board members specifically addressed in the communication.

Nominations

Our Governance Committee is the standing committee responsible for selecting the slate of director nominees for election by our shareowners. The committee recommends these nominees to the full Board for approval. All director nominees approved by the Board and all directors appointed to fill any vacancies created between our annual meetings of shareowners are required to stand for election by our shareowners at the next annual shareowner’s meeting. In the past, our Governance Committee has utilized the services of a third party search firm to assist in the identification and evaluation of Board member candidates. The Committee may engage such firms to provide such services in the future, as it deems necessary or appropriate.

Our Governance Committee determines the selection criteria and qualifications for director nominees. As set forth in our Principles of Corporate Governance, a candidate must possess the ability to apply good business judgment and properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience in senior levels of responsibility in their chosen fields, and have the ability to grasp complex business and financial concepts and communications technologies. In general, candidates will be preferred who hold a senior level position in business, finance, law, education, research or government. The Governance Committee considers these criteria in evaluating nominees recommended to the Governance Committee by shareowners. When current Board members are considered for nomination for reelection, the Governance Committee also takes into consideration their prior ADC Board contributions, performance and meeting attendance records.

The Governance Committee will consider for possible nomination qualified Board candidates that are submitted by our shareowners. Shareowners wishing to make such a submission may do so by sending the following information to the ADC Governance Committee, c/o ADC Corporate Secretary at the above address: (1) name of the candidate and a resume or brief biographical summary; (2) contact information for the candidate and evidence of the candidate’s willingness to serve as a director if elected; and (3) a signed statement regarding the submitting shareowner’s status as a shareowner and the number of shares currently held by such shareowner.

The Governance Committee makes a preliminary assessment of each proposed nominee based upon the resume or biographical sketch, his or her willingness to serve as a director and other information obtained by the committee. Each proposed nominee is evaluated against the criteria set forth above and our specific needs at the time. Based upon the preliminary assessment, those candidates who appear best suited to be directors of ADC may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information obtained during this process, the Governance Committee determines which nominees to recommend to the Board for submission to our shareowners at the next annual meeting. The Governance Committee uses the same process for evaluating all proposed nominees, regardless of the original source of the candidate.

No candidates for director nominations were submitted to the Governance Committee by any shareowner in connection with the 2007 annual meeting. Any shareowners desiring to present a nomination for consideration by the Governance Committee prior to our 2008 annual meeting must do so by September 25, 2007, in order to provide adequate time for the Committee to give due consideration to the nominee while complying with our bylaws.

Compensation of Directors

Compensation for nonemployee directors is paid on a calendar year rather than a fiscal year basis. Our President and Chief Executive Officer, who is also a director, does not receive any extra compensation for serving as a director. Compensation for nonemployee directors consists of a combination of cash payments and annual stock option and restricted stock unit awards. In calendar year 2006, nonemployee directors received an annual retainer of $25,000. Nonemployee directors also received $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. In addition, the Non-executive Chairman of the Board received an annual retainer of $100,000, the Chair of the Audit Committee received an annual retainer of $10,000 and the Chairs of the remaining Board committees each received an annual retainer of $5,000.

Annual retainers and fees for Board and Board committee participation are eligible for deferral pursuant to our Compensation Plan for Nonemployee Directors. In 2006, directors could elect to defer their cash compensation into a deferred cash account or exchange their cash compensation for restricted stock units subject to forfeiture under our Global Stock Incentive Plan. These restricted stock units vest on the first business day of the calendar year following the year for which the cash compensation was deferred. The number of restricted stock units that ADC awards is equal in value to the dollar amount of the deferral divided by the closing price of our common stock on the first business day of the year during which the deferral occurred, rounded to the nearest whole number of shares. The restricted stock unit shares are issuable upon the director’s retirement or resignation. Interest is paid on amounts deferred in the deferred cash account based on the prime commercial rate of Wells Fargo Bank, National Association. For calendar year 2006, no directors elected to exchange all or a portion of their fees for restricted stock units or to defer all or a portion of their fees into a deferred cash account.

In addition to cash compensation, as of the first business day after our 2006 Annual Shareowners’ Meeting, each of our nonemployee directors received an annual option grant to acquire 2,770 shares of common stock and an annual grant of restricted stock units with a value at the time of grant of $25,000 under our Global Stock Incentive Plan. The terms of the restricted stock unit grants are designed to fulfill the Board’s requirement of stock ownership by its directors. Each annual grant of restricted stock units vests as of the first business day of the calendar year following the year of the grant. However, distribution of shares does not occur until one year following termination of Board service. This holding requirement provides the minimum ownership interest that each director must have in ADC during the term of the director’s service.

For calendar year 2007, retainers, meeting fees and the value of the annual restricted stock unit grant will remain the same as for 2006. The number of stock options granted will change in light of changes in the market value of our common stock. However, the aggregate dollar value of the option grant is intended to be approximately the same as the calendar year 2006 grant.

ELECTION OF DIRECTORS

We currently have 12 directors serving on our Board of Directors. The directors are divided into three classes. The members of each class are elected to serve three-year terms, with the term of office of each class ending in successive years. James C. Castle, Ph.D. and Jean-Pierre Rosso will retire at the upcoming Annual Meetings. Dr. Castle’s term would have expired at the 2008 Annual Meeting of Shareowners and Mr. Rosso’s term would have expired at the 2009 Annual Meeting. John J. Boyle III, William R. Spivey, Robert E. Switz and Larry W. Wangberg are the directors currently in the class with a term expiring at the annual meeting. Following the recommendation of our Governance Committee, our Board of Directors has nominated Mr. Boyle, Dr. Spivey, Mr. Switz and Mr. Wangberg for election to the Board at the annual meeting for terms expiring at the annual shareowners’ meeting in 2010. In connection with the retirement of Dr. Castle and Mr. Rosso and the proposal to elect the nominated directors, the Board of Directors has approved and recommends that the shareowners approve at the Annual Meeting, a proposal to set the number of directors at ten. Our Board currently believes that a ten member Board of Directors will be sufficient to meet the needs of the Company and the operation of the Board and Board Committees at this time. In accordance with our Articles of Incorporation, the Board of Directors may in the future increase the number of members of the Board of Directors without shareowner approval, provided that any person named by the Board to fill a newly created vacancy must stand for election at the next Annual Meeting of Shareowners following his or her appointment.

The Board of Directors recommends that you vote FOR the above-named nominees for election as directors and to set the number of members of our Board of Directors at ten. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect these nominees and to set the number of members of our Board of Directors at ten.

In accordance with Minnesota law, directors are elected by a plurality of votes cast. The four nominees receiving the highest number of votes will be elected. Shares represented by proxies as to which the authority to vote for a nominee has been withheld will be deemed present and entitled to vote for purposes of determining the existence of a quorum and calculating the numbers of votes cast, but will be deemed not to have been voted in favor of the candidate with respect to whom the proxy authority has been withheld.

In the unlikely event that the nominees are not candidates for election at the annual meeting, the persons named as proxies will vote for such other persons as the Board of Directors or proxies may designate.

Set forth below is information regarding the nominees to the Board of Directors and the other incumbent directors who will continue to serve after the annual meeting.

Name	Age	Nominee or Continuing Director and Term

John J. Boyle III	59	Director and nominee for term expiring in 2010
William R. Spivey, Ph.D.	60	Director and nominee for term expiring in 2010
Robert E. Switz	60	Director and nominee for term expiring in 2010
Larry W. Wangberg	64	Director and nominee for term expiring in 2010
Mickey P. Foret	61	Director with term expiring in 2008
J. Kevin Gilligan	52	Director with term expiring in 2008
John D. Wunsch	58	Director with term expiring in 2008
John A. Blanchard III	64	Director with term expiring in 2009
Lois M. Martin	44	Director with term expiring in 2009
John E. Rehfeld	66	Director with term expiring in 2009

Mr. Boyle has been a director of ADC since November 1999. Mr. Boyle was appointed Chief Executive officer of Arbor Networks, Inc., a company that researches next-generation cyber threats and develops solutions that prevent network attacks, in June 2005. Prior to joining Arbor Networks, Mr. Boyle served as President and Chief Executive Officer of Equallogic, Inc., a company that develops networked storage by building intelligent storage solutions that extend the benefits of consolidated storage throughout the enterprise, from 2003 to 2004. From April 2000 to July 2003, Mr. Boyle served as Chief Executive Officer of Cogentric, Inc., a provider of solutions to enable decision makers to evaluate and enhance their Web-based capabilities. He served as Senior Vice President of ADC from October 1999 to April 2000 following our acquisition of Saville Systems PLC. Prior to joining ADC, Mr. Boyle served as President and Chief Executive Officer of Saville Systems PLC from August 1994 to October 1999 and as Saville’s Chairman of the Board from April 1998 to October 1999. Mr. Boyle is also a director of eFunds Corp.

Dr. Spivey has been a director of ADC since September 2004. Dr. Spivey most recently served as President and Chief Executive Officer of Luminent, Inc., a fiber optics transmission products manufacturer, from July 2000 to November 2001. From 1997 to 2000, Dr. Spivey served as Network Products Group President for Lucent Technologies. He also served as Vice President of the Systems & Components Group at AT&T Corporation/Lucent Technologies from 1994 to 1997. Dr. Spivey also serves on the Boards of Directors of Novellus Systems, Inc., Lyondell Chemical Company, Raytheon Company, The Laird Group, PLC and Cascade Microtech, Inc.

Mr. Switz has been a director of ADC since August 2003. Mr. Switz has been President and Chief Executive Officer of ADC since August 2003. From January 1994 until August 2003, Mr. Switz served ADC as Chief Financial Officer as well as Executive Vice President and Senior Vice President. Mr. Switz also served as President of ADC’s former Broadband Access and Transport Group from November 2000 to April 2001. Prior to joining ADC, Mr. Switz was employed by Burr-Brown Corporation, a manufacturer of precision micro-electronics, most recently as Vice President, Chief Financial Officer and Director, Ventures & Systems Business. Mr. Switz is also a director of Broadcom Corporation and Micron Technology, Inc.

Mr. Wangberg has been a director of ADC since October 2001. Mr. Wangberg served as Chief Executive Officer and Chairman of the Board of TechTV (formerly ZDTV, Inc.), a cable television network focused on technology information, news and entertainment, from August 1997 until his retirement from these positions in July 2002. Previously, Mr. Wangberg was Chief Executive Officer and Chairman of the Board of StarSight Telecast, Inc., an interactive navigation and program guide company, from February 1995 to August 1997. Mr. Wangberg is also a director of Autodesk, Inc. and Charter Communications, Inc.

Mr. Foret has been a director of ADC since February 2003. From September 1998 to September 2002, Mr. Foret served as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc., a commercial airline company. From September 1998 to September 2002, he also served as Chairman and Chief Executive Officer of Northwest Airlines Cargo Inc., a subsidiary of Northwest Airlines that specializes in cargo transport. From May 1998 to September 1998, Mr. Foret served as a Special Projects Officer of Northwest Airlines, Inc. Prior to that time he served as President and Chief Operating Officer of Atlas Air, Inc. from June 1996 to September 1997 and as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc. from September 1993 to May 1996. Mr. Foret previously held other senior management positions with various companies including Northwest Airlines, Continental Airlines Holdings, Inc. and KLH Computers, Inc. Mr. Foret is also as a director of URS Corporation and Nash Finch Company.

Mr. Gilligan has been a director of ADC since September 2004. Since October 2004, Mr. Gilligan has served as the Chief Executive Officer of United Subcontractors, Inc., a nationwide company dedicated to the installation of residential and commercial insulation systems, as well as to a variety of complimentary products and services related to the industry. Prior to joining USI, Mr. Gilligan served as President and Chief Executive Officer of the Automation and Control Solutions Division of Honeywell International from 2001 to 2004. From 2000 to 2001, Mr. Gilligan served as President of the Home and Building Control Division of Honeywell International. He also served as president of the Solutions and Services Division of Honeywell International from 1997 to 1999 and as Vice President and General Manager of the North American Region of the Home and Building Control Division from 1994 to 1997. Mr. Gilligan is also a director of Graco Inc.

Mr. Wunsch has been a director of ADC since 1991. Mr. Wunsch served in executive positions with Harris Bank N. A. and Harris myCFO, Inc., which are subsidiaries of the Bank of Montreal, from March 2002 through September 2006. He was an independent consultant in the financial services industry from December 2001 to March 2002. He was President and Chief Executive Officer of Family Financial Strategies, Inc., a registered investment advisory company, from 1997 to 2002. From 1990 to 1997, he served as President of Perrybell Investments, Inc., a registered investment advisory company.

Mr. Blanchard has been a director of ADC since November 1999 and has served as Non-executive Chairman of the Board since August 2003. He served as the Chairman of the Board and Chief Executive Officer of eFunds Corporation, a provider of transaction processing and risk management services, from June 2000 to September 2002. He continued to serve as a member of the Board of Directors of eFunds Corporation until his full retirement on December 31, 2002. Previously, Mr. Blanchard had served as President and Chief Executive Officer of Deluxe Corporation, a provider of paper checks and electronic banking services, from May 1995 to May 1996 and as Chairman of the Board and Chief Executive Officer of Deluxe Corporation from May 1996 to December 2000 when eFunds Corporation was spun out of Deluxe Corporation. From January 1994 to April 1995, Mr. Blanchard was Executive Vice President of General Instrument Corporation, a supplier of set boxes and systems components to the cable and satellite television industry. From 1991 to 1993, Mr. Blanchard was Chairman and Chief Executive Officer of Harbridge Merchant Services, Inc., a national credit card processing company. Prior to that, Mr. Blanchard was employed by AT&T for 25 years, most recently as Senior Vice President responsible for national business sales.

Ms. Martin has been a director of ADC since March 2004. Ms. Martin has served as Senior Vice President and Chief Financial Officer for Capella Education Company, the publicly held parent company of Capella University, an accredited on-line university since 2004. From 2002 to 2004, Ms. Martin served as Executive Vice President and Chief Financial Officer of World Data Products, Inc., an industry-leading provider of server, storage, network and telecom solutions worldwide. From 1993 to 2001, Ms. Martin was employed by Deluxe Corporation during which time she held a number of positions, including Senior Vice President and Chief Financial Officer, Vice President and Corporate Controller, Vice President and Controller of Deluxe Financial Services Group, Vice President and Controller of Paper Payment Systems Division, Director of Accounting Services, and Director of Internal Audit. Prior to joining Deluxe

Corporation, Ms. Martin served as International Controller for Carlson Companies, a privately held, international conglomerate. Ms. Martin is also a director of MTS Systems Corporation.

Mr. Rehfeld has been a director of ADC since September 2004. Mr. Rehfeld has served as an adjunct professor for the Executive MBA program at Pepperdine University in California since 1998. Mr. Rehfeld most recently served as Chief Executive Officer of Spruce Technologies, Inc., a DVD authoring software company, during 2001. From 1997 to 2001, Mr. Rehfeld served as Chairman and Chief Executive Officer of ProShot Golf, Inc. He also served as President and Chief Executive Officer of Proxima Corporation from 1995 to 1997 and as President and Chief Executive Officer of ETAK, Inc. from 1993 to 1995. Mr. Rehfeld is also a director of America, Inc., Primal Solutions, Inc., Island Data Corp, and Local.com Corporation. He is also Chairman of the Forum of Corporate Directors in Orange County, California.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

OVERVIEW AND PHILOSOPHY

The Compensation Committee of the Board of Directors is responsible for our executive compensation philosophy and major compensation policies. The Committee also is responsible for determining all aspects of the compensation paid to our Chief Executive Officer and reviews and approves compensation paid to the other executive officers. The Committee has access to an independent compensation consultant and to competitive compensation data. The Committee is composed entirely of “independent directors” as defined in the current NASDAQ Stock Market listing standards.

The primary objectives of our executive compensation program are to:

•	Provide compensation that will attract, retain and motivate a superior executive team;

•	Motivate our executives to achieve important performance goals; and

•	Align the interests of our executive officers with those of our shareowners.

When determining compensation levels, the Committee considers ADC’s performance and compensation levels of comparable companies within the communications equipment industry. Some of these companies are included in the S&P 500 Communications Equipment Index, an industry index composed of ADC and 12 other communications equipment companies that appears in the table set forth under the caption “Comparative Stock Performance” included in this proxy statement. We believe that our executive compensation program provides an overall level of target compensation and compensation opportunity that is competitive within the communications equipment industry for companies approximating the size of ADC.

The following discussion describes our approach to executive compensation and provides commentary on each major element of the compensation program. The Committee retains the right to consider factors other than those described below in setting executive compensation levels for individual officers.

EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program is composed of base salary, annual incentive compensation, long-term incentive compensation and various benefits generally available to all of our full-time employees.

Base Salary

The Committee annually reviews the base salaries of our executive officers. Base salary levels for our executives are benchmarked against the average of salaries paid by communications equipment and other manufacturing and high-technology companies of similar size to ADC. In determining salaries, the Committee takes into account individual skills and experience, performance during the preceding 12 months, importance of the executive to the future success of ADC and competitive salary levels for similar positions.

Salaries for our executives generally fall within a band of plus or minus 25% from the average salaries paid by comparable companies.

Annual Incentive Compensation

The Management Incentive Plan, which we call the “MIP,” is our principal annual incentive program for executives. The purpose of the MIP is to provide a financial incentive to help us achieve key company, business unit and geographic region financial and strategic goals. Target MIP award levels are established as a percentage of base salary, and are set at levels for executives that are between the average and the 75th percentile of incentive bonuses offered by comparable companies.

The business performance goals under the MIP are established at the beginning of each fiscal year following approval of these goals by the Committee. For fiscal 2006, these goals for the company as a whole and each of its geographic regions were based on net sales and pro-forma operating income metrics. The performance goals for specific business units were based on net sales and profit contribution margin metrics. In addition to these metrics, goals also included company-wide free cash flow and metrics at the business unit or geographic region level that contribute to it. For management employees of a specific business unit or geographic region, a combination of company-wide goals and business unit or geographic region goals were applied to provide more focused incentive objectives. The MIP also provided for an individual award pool totaling a maximum of 4% of the total target cost of the MIP program in order for the Committee to recognize exceptional individual performance.

Actual MIP awards can vary from zero to 200% of the target bonus, depending on actual company, business unit and individual performance. No MIP bonuses will be paid unless certain threshold levels of income performance are met. In fiscal 2006, we did not reach the required level of income achievement set under the MIP. Therefore, no incentive payouts were made under the MIP for fiscal 2006.

The MIP will be administered in much the same way for fiscal 2007. However, we have increased the individual award pool under which payouts may be made to particularly strong individual performers. For fiscal 2007 such awards can total no more than approximately 10% of the total target cost of the MIP for the year. This change was made to create a stronger linkage between individual performance and the amount of incentive pay. The total potential award to any participant during the year shall continue to be 200% of the target award amount for that individual.

We also maintain an Executive Management Incentive Plan, which we call the “Executive MIP,” for selected senior executives who could receive compensation, inclusive of incentive compensation, in excess of $1 million. The Executive MIP has been approved by our shareowners and is designed so that payments under the Executive MIP, if they cause an executive’s total compensation to exceed $1 million, will be fully deductible for U.S. federal income tax purposes. If an executive participates in the Executive MIP, he or she is not eligible to participate in the regular MIP. For fiscal 2006, the only employee eligible for the Executive MIP was our Chief Executive Officer. The Committee administers the Executive MIP such that the business performance goals are effectively the same as the company-wide goals under the MIP. As with the MIP, no payments were made under the Executive MIP in fiscal 2006.

We also have a Special Incentive Plan that is intended to provide an opportunity for incentive payments that are based on customized objectives for a limited number of key employees. The Chief Executive Officer is not eligible to participate in this plan. However, the Committee may approve the inclusion of one or more other executive officers for participation in this plan on a case-by-case basis. This plan is only made available to individuals deemed to be critical to the success of particular key business objectives. This plan provides cash incentive payment opportunities, based on the achievement of individual, objectively measurable goals identified for each eligible participant. Both the participants and the individual objectives are approved in advance. One executive officer, Richard B. Parran, participated in this plan during fiscal 2006, and the compensation Mr. Parran received pursuant to the Special Incentive Plan is reported in the Summary Compensation Table. Mr. Parran received this compensation for performing in a dual role during part of the fiscal year when he was acting head of the U.S. Professional Services business and was continuing in his previous role as Vice President, Business Development. At this time, Mr. Parran serves in the single role of President, Professional Services.

Long-Term Incentive Compensation

Long-term incentives are provided to executive officers through our equity compensation program. The primary purposes of our equity compensation program are to align executive officer compensation directly with the creation of shareowner value and, through the vesting aspect of stock-based awards, to provide a significant incentive for executives and other employees to remain in our employ. Guidelines for the size of our equity compensation grants are set in reference to levels competitive with programs in U.S. telecommunications, manufacturing and high-technology companies of similar size to us. In addition to competitive industry practice data, the Committee takes into consideration the costs of the program, the potential shareowner dilution from awards, overall business and market conditions, and retention and incentive considerations.

For fiscal year 2006, grants provided to executive officers included a combination of stock option and restricted stock unit (“RSU”) awards. Stock option grants provided in fiscal 2006 generally vest over a four-year period as of specified dates, and the stock options generally have a 10-year term from the date of grant. Stock options have an exercise price equal to the fair market value of our common stock on the date of award. Executive officers will benefit from stock options only if, at the time the options are exercised, the price of our common stock has appreciated over its price on the date the stock option was granted.

The terms of the RSU awards provided to executive officers in fiscal year 2006 include a requirement that the company meet or exceed a pre-established performance metric prior to the payout of any of the shares underlying the RSU’s. Generally, three full years of service following the grant date is required for any of the RSU shares to vest. In addition, vesting is contingent on achievement of cumulative pre-tax earnings per share equivalent to or higher than the performance requirement established by the Committee for the three-year performance period. Special pro-rata vesting provisions apply in the case of death, disability, retirement, divestitures or reductions in force occurring after at least one year has elapsed in the normal three-year vesting period.

For fiscal year 2007, the term of our stock option grants generally will be reduced from ten years to seven years as a means of reducing potential cumulative dilution to shareowners and reducing the total costs of option grants. In order to achieve a better retention incentive through our fiscal year 2007 RSU grants, recipients generally will receive a combination of performance-based RSUs as described above and RSUs for which vesting is dependent on continued service over the three-year period. Recipients other than our Chief Executive Officer generally will receive 50% of their restricted stock unit awards in the form of performance-based awards and 50% in the form of time-based awards. The annual grant of RSUs to our Chief Executive Officer will be 100% performance-based.

The Committee has maintained Company stock ownership targets for executive officers as a means of gaining better alignment between the interests of the executive officers and the interests of our shareowners. The stock ownership targets for executive officers are expressed as a fixed number of shares. For equity compensation grants beginning with the annual fiscal year 2004 cycle, the Committee instituted a requirement for executive officers that until ownership targets are met, the officer must hold at least 50% of vested RSUs and 50% of shares received upon the exercise of options from these grants after reduction for the payment of taxes and the exercise costs.

Benefits

We provide medical and retirement benefits to our executives that generally are similar to those available to our employees. For earnings in excess of those recognized under our broad-based 401(k) plan, our retirement benefit includes the ADC 401(k) Excess Plan, which provides executives with an opportunity for deferral of earnings and a company match on terms very similar to those applicable to lower earnings under our 401(k) plan. The 401(k) Excess Plan is designed to mirror as closely as possible the broad-based 401(k) plan in terms of employee contribution levels, employer match and investment opportunities, among other things. We also provide cash allowances to our senior executives in lieu of certain perquisites.

CHIEF EXECUTIVE OFFICER COMPENSATION

Effective August 13, 2003, we entered into a three-year employment agreement with Mr. Switz. The vesting of his initial Chief Executive stock option and restricted stock grants was complete as of the third anniversary of his agreement. The employment agreement automatically renews for successive one-year terms unless either party elects to terminate the agreement. See the section of this proxy statement captioned “Employment Agreement with Robert E. Switz.” During fiscal year 2006, Mr. Switz served as President and Chief Executive Officer and earned $660,673 in salary and, as of January 1, 2006, had a salary rate of $675,000. Mr. Switz participated in the Executive MIP that, as administered, provides a target award of 100% of base salary. As a result of company financial performance, Mr. Switz did not receive a payout under the Executive MIP for fiscal year 2006. Mr. Switz received a grant of 125,000 stock options and a grant of 62,500 performance-based RSUs in fiscal 2006.

In December 2006, the Committee granted stock options and RSUs to Mr. Switz in conjunction with our annual grant cycle. The terms of the stock options and of the RSUs subject to performance-based vesting are the same as those provided to other recipients of annual equity compensation grants. In addition, the Committee approved a supplemental grant in light of the renewal of the three-year employment agreement entered into in August 2003 and the completed vesting of the initial three-year Chief Executive stock option and restricted stock grants. This supplemental grant consists of 225,000 RSUs, which will vest in full on December 18, 2009, subject to continued employment with ADC. In contrast to the annual grants, this supplemental grant does not provide pro-rata vesting in the case of a qualified voluntary retirement or other early terminations of employment (except in the case of Mr. Switz’s death or disability). As such, it materially enhances the financial incentive for Mr. Switz to continue serving the Company for at least three more years. During this period, the Board will continue its regular evaluations of Mr. Switz’s performance on an on-going basis.

SECTION 162(m) POLICY

The Committee intends to continue its practice of paying competitive compensation in order to attract and retain the senior executives necessary to manage our business in the best interests of ADC and our shareowners. Under some circumstances, this practice may require us to pay compensation in excess of $1,000,000 to certain key executives. Under Section 162(m) of the U.S. Internal Revenue Code, if we pay compensation in excess of $1,000,000 to any executive officer named in the table entitled “Summary Compensation Table” included in this Proxy Statement, we can fully deduct the amounts in excess of $1,000,000 only if we meet specified shareowner approval and ADC performance requirements. The Global Stock Incentive Plan and Executive MIP contain provisions approved by our shareowners so that the tax deductibility of amounts realized from the exercise of options granted under the Global Stock Incentive Plan and amounts paid under the Executive MIP will not be limited by Section 162(m). Although we intend to maximize the deductibility of compensation paid to executive officers, we also intend to maintain the flexibility to take actions we consider to be in ADC’s best interests including, where appropriate, consideration of factors other than tax deductibility.

Members of the Compensation Committee
J. Kevin Gilligan, Chair
John A. Blanchard III
John E. Rehfeld
Jean-Pierre Rosso
John D. Wunsch

Summary Compensation Table

The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by our Chief Executive Officer and our four other most highly compensated executive officers who served as executive officers during 2006.

					Long-Term Compensation
					Awards		Payouts
					Restricted
		Annual Compensation			Stock	Securities
				Other Annual	Award(s)	Underlying	LTIP	All Other
		Salary(1)	Bonus(2)	Compensation(3)	and Units(4)	Options(5)	Payouts	Compensation(6)
Name and Principal Position	Year	($)	($)	($)	($)	(#)	($)	($)

Robert E. Switz	2006	684,765	0	0	0	125,000	0	103,091
Chief Executive Officer and	2005	596,977	1,013,460	0	917,000	142,856	0	64,384
President	2004	574,000	723,195	0	0	0	0	14,519

Gokul V. Hemmady	2006	342,208	0		0	30,000	0	41,723
Vice President and Chief	2005	308,562	361,291	0	168,196	27,528	0	23,422
Financial Officer	2004	264,500	226,314	0	138,120	45,577	0	7,371

Patrick D. O’Brien	2006	288,985	0	0	0	18,000	0	31,669
Vice President; President,	2005	267,577	174,643	0	94,304	15,457	0	19,540
Global Connectivity Solutions	2004	241,250	81,000	0	86,320	47,334	0	9,345

Richard B. Parran	2006	219,064	67,200	0	0	11,000	0	18,892
Vice President; President,	2005	176,435	117,664	0	39,028	6,385	0	12,216
Professional Services	2004	161,250	79,400	0	25,651	16,305	0	4,488

Jeffrey D. Pflaum	2006	276,429	0	0	0	14,500	0	14,006
Vice President; General	2005	254,735	238,151	0	73,874	12,099	0	9,710
Counsel and Secretary	2004	244,225	169,970	0	65,600	19,720	0	6,216

(1)	Amounts include allowances paid to the executive officers in lieu of providing them with certain perquisites.

(2)	Except as noted below, the full amount of each bonus payment was made in cash under our MIP or, in the case of Mr. Switz, our Executive MIP. In fiscal year 2006, Mr. Parran received an award of $67,200 under our Special Incentive Plan for performing in a dual role during part of the fiscal year when he was acting head of the U.S. Professional Services business and was continuing in his previous role as Vice President, Business Development.

(3)	Perquisites totaling less than the smaller of $50,000 or 10% of the total salary and bonus for each of the executive officers have been omitted.

(4)	On December 16, 2004, Messrs. Switz, Hemmady, O’Brien, Parran and Pflaum received awards of restricted stock units in the amounts of 50,000, 9,171, 5,142, 2,128 and 4,028 shares, respectively. On March 3, 2004, Messrs. Hemmady, O’Brien, Parran and Pflaum received awards of RSUs in the amounts of 6,666, 4,166, 1,238 and 3,166, respectively. All of these awards were made under our Global Stock Incentive Plan and vest, contingent on continued employment with ADC, in one-fourth increments on each of the first, second, third and fourth anniversary dates of the grant dates. The dollar amounts for restricted stock in the above chart represent the fair market value of the shares subject to the awards on the date the awards were made. As of October 31, 2006, the total number and value of each executive’s unvested restricted award holdings (based on the closing market price of our common stock on such date of $14.31) were: Mr. Switz, 37,500 shares and units valued at $536,625; Mr. Hemmady, 10,213 shares and units valued at $146,148, Mr. O’Brien, 5,941 shares and units valued at $85,016, Mr. Parran, 2,216 shares and units valued at $31,711; and Mr. Pflaum, 4,605 shares and units valued at $65,898. As we currently do not pay dividends on our common stock, these awards also do not receive dividends.

(5)	During Fiscal 2004, Messrs. Hemmady, O’Brien, Parran and Pflaum participated in the ADC Stock Option Exchange Program. Mr. Hemmady elected to exchange options to acquire 60,729 shares, and under the terms of the program, received option grants for a total of 25,578 shares. Mr. O’Brien elected to exchange options to acquire 35,631 shares, and under the terms of this program, received option grants for a total of 16,304 shares. Mr. Parran elected to exchange options to acquire 27,707 shares, and under the terms of the program, received option grants for a total of 12,591 shares. Mr. Pflaum elected to exchange options to acquire 29,780 shares, and under the terms of the program, received option grants for a total of 10,220 shares. All of these options were granted on December 29, 2003, and have an exercise price of $19.81 per share.

(6)	Reported compensation includes the following employer contributions credited under our 401(k) Plan in fiscal year 2006: $13,613 to Mr. Switz, $12,878 to Mr. Hemmady, $11,652 to Mr. O’Brien, $13,498 to Mr. Parran and $14,006 to Mr. Pflaum. Reported compensation also includes the following employer contributions credited under our 401(k) Excess Plan in fiscal year 2006: $89,478 to Mr. Switz, $28,845 to Mr. Hemmady, $20,017 to Mr. O’Brien, $5,394 to Mr. Parran, and $0 to Mr. Pflaum.

Stock Option Grants

The following tables summarize option grants to the executive officers named in the Summary Compensation Table above during fiscal 2006, and the value of the options held by these individuals at the end of fiscal 2006. No stock appreciation rights, or “SARs,” are held by these individuals and no options were exercised by them during fiscal 2006.

Option Grants in Fiscal 2006

	Individual Grants					Grant Date Value
			% of Total
	Number of		Options
	Securities		Granted to
	Underlying		Employees	Exercise or		Grant Date
	Options Granted		in Fiscal	Base Price	Expiration	Present Value
Name	(#)		Year	($/Share)	Date	($)

Robert E. Switz	125,000	(1)	13.8380	23.91	12/15/2015	992,862.75	(3)
Gokul V. Hemmady	30,000	(1)	3.0066	23.91	12/15/2015	238,287.06	(3)
Patrick D. O’Brien	18,000	(1)	1.7838	23.91	12/15/2015	142,972.24	(3)
Richard B. Parran	6,500	(1)	0.6409	23.91	12/15/2015	51,628.86	(3)
	4,500	(2)	0.4428	25.82	3/31/2016	38,342.70	(4)
Jeffrey D. Pflaum	14,500	(1)	1.4334	23.91	12/15/2015	115,172.08	(3)

(1)	These options granted to our named executive officers will vest with respect to 25% of the grant on each of December 15, 2006, December 15, 2007, December 15, 2008 and December 15, 2009, as long as the executive is still an employee as of these dates. The entire option will be fully vested as of December 15, 2009.

(2)	These options granted to our named executive officer will vest with respect to 25% of the grant on each of March 31, 2007, March 31, 2008, March 31, 2009 and March 31, 2010, as long as the executive is still an employee as of these dates. The entire option will be fully vested as of March 31, 2010.

(3)	These amounts represent the estimated fair value of stock options, measured at the date of grant using the Black-Scholes option pricing model. There are four underlying assumptions used in developing the grant valuations: an expected volatility of 57.83%; an expected term to exercise of 4.92 years for all stock options grants within the quarterly period; a risk-free rate of return of 4.3% for the expected term of the option; and no dividend yield. The valuation was adjusted for risk of forfeiture in light of a projected turnover rate of 18%. The actual value, if any, an executive officer may realize will depend on the amount by which the stock price exceeds the exercise price on the date the option is exercised. Consequently, there is no assurance that the value realized by an executive officer will be at or near the value estimated above. These amounts should not be used to predict stock performance.

(4)	This amount represents the estimated fair value of stock options, measured at the date of grant using the Black-Scholes option pricing model. There are four underlying assumptions used in developing the grant valuations: an expected volatility of 56.46%; an expected term to exercise of 4.92 years for all stock options grants within the quarterly period; a risk-free rate of return of 4.725% for the expected term of the option; and no dividend yield. The valuation was adjusted for risk of forfeiture in light of a projected turnover rate of 18%. The actual value, if any, an executive officer may realize will depend on the amount by which the stock price exceeds the exercise price on the date the option is exercised. Consequently, there is no assurance that the value realized by an executive officer will be at or near the value estimated above. This amount should not be used to predict stock performance.

Aggregated Value of Options at End of Fiscal 2006

Number of Securities
	Underlying Unexercised	Value of Unexercised
	Options at End of	In-the-Money Options
	Fiscal 2006 (#)	at End of Fiscal 2006 ($)
Name	(Exercisable/Unexercisable)	(Exercisable/Unexercisable)(1)

Robert E. Switz	482,219/232,143	0/0
Gokul V. Hemmady	68,172/37,388	0/0
Patrick D. O’Brien	64,831/60,646	0/0
Richard B. Parran	24,614/17,647	0/0
Jeffrey D. Pflaum	56,017/28,325	0/0

(1)	Value determined by subtracting the exercise price per share from $14.31, the market value per share of our common stock as of the last day of fiscal 2006.

Long Term Incentive Plan Awards — Awards in Last Fiscal Year

				Estimated Future
				Payouts under
			Performances or Other	Non-Stock
	Number		Period until	Price-Based Plans
Name	of Units (#)		Maturation or Payout	Target (#)

Robert E. Switz	62,500	(1)	11/1/2005 to 1/9/2009	62,500
Gokul V. Hemmady	15,000	(1)	11/1/2005 to 1/9/2009	15,000
Patrick D. O’Brien	9,000	(1)	11/1/2005 to 1/9/2009	9,000
Richard B. Parran	3,250	(1)	11/1/2005 to 1/9/2009	3,250
	2,250	(2)	3/31/2006 to 3/31/2009	2,250
Jeffrey D. Pflaum	7,250	(1)	11/1/2005 to 1/9/2009	7,250

(1)	The awards granted are RSUs that have a three-year performance period from November 1, 2005 to January 9, 2009 and are granted pursuant to our Global Stock Incentive Plan. To achieve the target payout of fully vested RSUs, generally the named executive officers must be continuously employed by the company through vest date and ADC must also achieve certain performance targets. If the award is not earned, it will be forfeited at the end of the performance period. If the award recipient’s employment terminates during the performance period as a result of death or disability, a pro-rata portion will be awarded as soon as administratively feasible after termination of employment. If the award recipient’s employment terminates during the performance period as a result of retirement, involuntary job elimination or due to divestiture of a company business unit, a pro-rata portion will be awarded only if the performance measure is achieved by the company by the end of the performance period. In the event of a change in control of the company, the award will vest in full.

(2)	Mr. Parran received an award of restricted stock units on March 31, 2006 in connection with his promotion to his current position. The RSUs have a three-year performance period from November 1, 2005 to January 9, 2009. However, vesting will not occur until March 31, 2009. To achieve the target payout of fully vested RSUs, generally Mr. Parran must be continuously employed by the company through the vest date and ADC must also achieve certain performance targets. If the award is not earned, it will be forfeited at the end of the performance period. If Mr. Parran’s employment terminates during the performance period as a result of death or disability, a pro-rata portion will be awarded as soon as administratively feasible after termination of employment. If his employment terminates during the performance period as a result of retirement, involuntary job elimination or due to divestiture of a company business unit, a pro-rata portion will be awarded only if the performance measure is achieved by the company by the end of the performance period. In the event of a change in control of the company, the award will vest in full.

Pension and Retirement Plans

We maintain a Pension Excess Plan, which is intended to compensate employees designated at the discretion of our Board of Directors for the amount of benefits foregone under our former defined benefit Pension Plan (which was terminated on December 31, 1997) as a result of past elections in our Deferred Compensation Plan and the Executive Incentive Exchange Plan, and for the amount of benefits that could not be paid from the Pension Plan due to maximum benefit and compensation limitations under the Internal Revenue Code. Upon termination of employment, participants in the Pension Excess Plan receive a lump-sum payment equal to the amount of these benefits. Benefits payable under the Pension Excess Plan were frozen as of January 5, 1998, and participation in the Pension Excess Plan is limited to existing participants as of December 31, 1997. Messrs. Hemmady, O’Brien, Parran, and Pflaum do not participate in the Pension Excess Plan. The estimated annual benefit payable under the Pension Excess Plan to Mr. Switz upon normal retirement at age 65 is $5,485.

Change in Control and Termination of Employment Arrangements

We maintain an Executive Change in Control Severance Pay Plan (the “Severance Plan”) to provide severance pay in the event of a “change in control” (as defined in the Severance Plan) of ADC for executive officers (including those named in the Summary Compensation Table) and certain other high-level executives. The Severance Plan provides for severance payments to eligible employees whose employment is terminated, either voluntarily with “good reason” (as defined in the Severance Plan) or involuntarily, during the two-year period following a change in control. The amount of severance pay to be received by the Chief Executive Officer is three times his annual base salary and annual target bonus, and for other eligible executives is two times their annual base salary and target bonus. The Severance Plan also provides for payment of a pro rata portion of the employee’s bonus under the MIP or other applicable incentive bonus plan for the year in which employment termination occurs to the extent that the applicable incentive plan does not otherwise require a payment. This pro rata amount is the higher of the pro rata target incentive or pro rata actual incentive based on financial performance during the year. Since our MIP and Executive MIP provide a potential payment to participants who are employed as of the last day of the fiscal year, the Severance Plan provides for an incentive payment component for terminations occurring as of the last day of the fiscal year only to the extent that the target incentive exceeds the actual payment under the incentive plan. Payments under the Severance Plan will be made in a lump sum upon termination of employment. Under the Severance Plan, any severance payment to an eligible executive is increased by the amount, if any, necessary to take into account any additional taxes as a result of such payments being treated as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code. If there had been a change in control as of the end of fiscal 2006 and the employment of the executive officers named in the Summary Compensation Table above had been terminated, Messrs. Switz, Hemmady, O’Brien, Parran, and Pflaum would have been entitled to receive lump-sum payments upon termination of $4,725,000, $1,353,000, $1,271,000, $821,250, and $983,675, respectively, pursuant to the terms of the Severance Plan. These amounts do not take into account any increases necessary to compensate such individuals for additional taxes resulting from the application of Section 280G of the Internal Revenue Code.

We have other compensatory arrangements with our executive officers relating to a change in control of ADC. All stock option agreements outstanding under our employee stock option plans provide for the acceleration of exercisability of options upon a change in control (or, in certain cases, only if the optionee’s employment is terminated without cause within two years following a change in control). In addition to stock options, our Compensation Committee has granted restricted stock awards and restricted stock units to some of our executive officers. These award agreements provide for accelerated vesting of all outstanding shares of restricted stock and RSUs following a change in control.

The Compensation Committee also previously has approved severance guidelines for executive officers who may be terminated involuntarily without cause outside of the change in control context. These guidelines provide for a severance payment ranging from nine to 15 months of base salary and two months of continued employee benefits. These guidelines may be changed at any time at the discretion of the Compensation Committee.

Employment Agreement with Robert E. Switz

We entered into an employment agreement with Mr. Switz in conjunction with his appointment as Chief Executive Officer effective August 13, 2003. We considered a number of factors in entering into this agreement, including competitive practices at U.S. telecommunications and technology companies of our approximate size, our existing compensation and benefit programs, and our recent use of a combination of stock options and restricted stock grants to selected executives, to provide a balanced long-term retention and performance incentive as well as an opportunity to increase ownership of ADC common stock. The initial term of this agreement continued until August 13, 2006, at which time it began to automatically renew for successive one-year periods unless either party elects to terminate the agreement.

Mr. Switz’ agreement provides for an initial base salary of $550,000 per year and a target annual incentive bonus under our Executive MIP of 100% of base salary. The agreement also provides that the base salary will be reviewed and adjusted periodically at the discretion of the Compensation Committee. The criteria for earning the bonus are set by the Compensation Committee each year. The agreement also provided for the grant of an option to acquire 171,428 shares with an exercise price equal to the market price of our common stock on the date of grant and a grant of 92,857 restricted shares, both of which were made on August 29, 2003. Vesting of these grants occurs over a three-year period. The agreement also provides that, beginning in fiscal 2005, Mr. Switz is eligible for additional grants of equity-based compensation in accordance with Compensation Committee determinations.

The agreement also contains non-competition and non-solicitation covenants on the part of Mr. Switz, and provides for the payment of employee benefits and certain executive perquisites.

Pursuant to his employment agreement, the compensation payable to Mr. Switz in the event of his termination of employment depends on the nature of the termination as described below:

•	In the case of Mr. Switz’ death or total disability, the agreement provides for full vesting of the restricted stock and stock option awards made in August 2003, and the exercise period of the stock option awards would extend until the earlier of the third anniversary of his termination of employment or the end of the ten-year term of the option.

•	In the event that Mr. Switz voluntarily terminates his employment without “good reason” or if we terminate his employment for “cause” (both as defined in the agreement), no compensation will be provided other than the normal payment of salary already earned and other benefits to which he legally is entitled as an employee.

•	In the event that Mr. Switz terminates his employment for good reason or if we terminate his employment for reasons other than cause, Mr. Switz is entitled to (a) a lump sum cash severance equal to 200% of the base salary and target annual incentive, (b) payment of the employer portion of medical and dental premiums under COBRA for up to six months, and (c) accelerated vesting of the August 2003 stock option and restricted stock awards, in which case he would be able to exercise this stock option until the earlier of the third anniversary of his termination of employment or the end of the ten-year term of the option.

•	If Mr. Switz’ employment is terminated following a change in control, he is entitled to the benefits provided by our then-current Severance Plan, and if such benefits are paid, he is not entitled to any other payment or benefits under the employment agreement.

In addition, options and RSU award agreements entered into by Mr. Switz may contain acceleration of vesting clauses upon the occurrence of certain events. The terms of these option and RSU award agreements generally are consistent with or more restrictive than those entered into with other ADC employees.

COMPARATIVE STOCK PERFORMANCE

The table below compares the cumulative total shareowner return on our common stock for the last five fiscal years with the cumulative total return on the S&P 500 Index and the S&P 500 Communications Equipment Index over the same period (assuming the investment on October 31, 2001 of $100 in our common stock, the S&P 500 Index and the S&P 500 Communications Equipment Index and reinvestment of all dividends).

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG ADC TELECOMMUNICATIONS, INC., THE S & P 500 INDEX
AND THE S & P COMMUNICATIONS EQUIPMENT INDEX

*	$100 invested on 10/31/01 in stock or index-including reinvestment of dividends. Fiscal year ending October 31.

Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

			S&P 500
			Communications
Year	ADC	S&P 500 Index	Equipment Index

2001	$100.00	$100.00	$100.00
2002	34.73	84.89	44.92
2003	56.48	102.55	71.63
2004	48.57	112.21	77.99
2005	54.79	122.00	81.13
2006	44.93	141.94	91.34

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the Securities and Exchange Commission. Executive officers, directors and greater-than-10% shareowners are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us during fiscal 2006, all Section 16(a) filing requirements applicable to our executive officers, directors and greater-than-10% beneficial owners were satisfied on a timely basis in fiscal 2006.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Directors is responsible for overseeing management’s financial reporting practices and internal controls. The Audit Committee is composed of five non-employee directors, all of whom are independent under the existing NASDAQ Stock Market listing standards and the rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the Board of Directors, which can be found on the ADC website.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in our Annual Report on Form 10-K with management and Ernst & Young LLP, our independent registered public accounting firm. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. Ernst & Young LLP is responsible for performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report on those financial statements.

The Audit Committee is responsible for monitoring and overseeing these processes. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), which includes, among other items:

•	matters related to the conduct of the audit of our financial statements;

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements, if any, with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements (there were no such disagreements).

Ernst & Young LLP also provided the Audit Committee with written disclosures and the letter required by Independence Standards Board Standard No. 1, which relates to the auditors’ independence from our company and its related entities, and the Audit Committee discussed with Ernst & Young LLP its independence. This standard further requires Ernst & Young LLP to disclose annually in writing all relationships that in Ernst & Young LLP’s professional opinion may reasonably be thought to bear on its independence. Ernst & Young LLP must also confirm its perceived independence and engage in a discussion of its independence.

Based on the Audit Committee’s discussions with management and Ernst & Young LLP, as well as the Audit Committee’s review of the representations of management and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommends to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2006, and filed with the Securities and Exchange Commission.

Members of the Audit Committee
Mickey P. Foret, Chair
John A. Blanchard III
Lois M. Martin
Larry W. Wangberg
John D. Wunsch

Principal Accountant Fees and Services

The following is a summary of the fees billed to us by Ernst & Young LLP for professional services rendered for fiscal years 2006 and 2005:

Fee Category	Fiscal 2006 Fees	Fiscal 2005 Fees

Audit Fees	$3,455,200	$3,470,600
Audit-Related Fees	412,900	58,300
Tax Fees	93,000	144,200
All Other Fees	0	0

Total Fees	$3,961,100	$3,673,100

The fiscal 2005 audit fees have been restated from those presented in the proxy statement for the Annual Meeting of Shareowners held in fiscal 2006. This change reflects audit fees billed in fiscal 2006 related to the fiscal 2005 audit that had not been billed by Ernst & Young at the time of the mailing of the proxy statement for that Annual Meeting of Shareowners.

Audit Fees.  Consists of fees and expenses incurred for professional services rendered for the audit of our annual consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, regardless of when the fees and expenses were billed. Beginning in fiscal 2005, audit fees include fees incurred for professional services rendered in connection with an audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”). For both fiscal year 2005 and fiscal year 2006, fees related to SOX 404 compliance were approximately $1.25 million per year.

Audit-Related Fees.  Consists of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include services related to employee benefit plan audits, accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees.  Consists of fees and expenses for professional services related to tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, acquisitions and divestitures and international tax planning.

All Other Fees.  Consists of fees and expenses for products and services other than the services reported above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Our
Independent Registered Public Accounting Firm

All services provided by our independent registered public accounting firm, Ernst & Young LLP, are subject to pre-approval by our Audit Committee. The Audit Committee has authorized the Chair of the Committee to approve services by Ernst & Young LLP in the event there is a need for such approval prior to the next full Audit Committee meeting. However, a full report of any such interim approvals must be given at the next Audit Committee meeting. Before granting any approval, the Audit Committee (or the committee Chair, if applicable) must receive: (1) a detailed description of the proposed service; (2) a statement from management as to why they believe Ernst & Young LLP is best qualified to perform the service; and (3) an estimate of the fees to be incurred. Before granting any approval, the Audit Committee (or the committee Chair, if applicable) gives due consideration to whether approval of the proposed service will have a detrimental impact on Ernst & Young LLP’s independence. All fees in fiscal 2006 and fiscal 2005 were approved pursuant to our pre-approval policy.

PROPOSAL TO RATIFY THE APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

While it is not required to do so, our Audit Committee is asking shareowners to ratify its appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2007, in order to ascertain the views of our shareowners on this appointment. In the event the shareowners fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of ADC and its shareowners.

Ernst & Young LLP has audited ADC’s consolidated financial statements for the past five fiscal years. Representatives of Ernst & Young LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions after the meeting.

The Audit Committee of the Board of Directors recommends that the shareowners vote FOR the ratification of the appointment of Ernst & Young LLP to serve as ADC’s independent registered public accounting firm for the fiscal year ending October 31, 2007. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the ratification of the appointment.

The affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote at the Annual Meeting on this item of business is required for the approval of the proposal (provided that the number of shares voted in favor of the proposal constitutes more than 25% of the outstanding shares of our common stock). If a shareowner abstains from voting on this proposal, then the shares held by that shareowner will be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to this proposal, but will not be deemed to have been voted in favor of this proposal.

SHAREOWNER PROPOSALS FOR THE NEXT ANNUAL MEETING

Shareowners wishing to present proposals to be considered for inclusion in our proxy statement for the 2008 Annual Shareowners’ Meeting are to deliver the proposals so they are received by us by no later than September 25, 2007, at ADC Telecommunications, Inc., Attn: Corporate Secretary, P.O. Box 1101, Minneapolis, MN 55440-1101. The proposals must be submitted in accordance with all applicable rules and regulations of the Securities and Exchange Commission.

Our Bylaws provide that a shareowner may present a proposal at the 2007 Annual Meeting that is not included in the proxy statement if proper written notice is received by our Corporate Secretary at our principal executive offices by the close of business on September 25, 2007. The proposal must contain the specific information required by our bylaws. You may obtain a copy of the bylaws by writing to our Corporate Secretary.

OTHER MATTERS

We know of no other matters to come before the annual meeting. If other matters are brought properly before the annual meeting, it is the intention of the persons named as proxies on the enclosed proxy card to vote as they deem in the best interests of ADC.

BY ORDER OF THE BOARD OF DIRECTORS

JEFFREY D. PFLAUM
Vice President, General Counsel and Secretary

January 24, 2006

ADC TELECOMMUNICATIONS, INC.
NOTICE OF DELIVERY OF DOCUMENTS
TO EMPLOYEE-SHAREOWNERS VIA THE INTERNET

In connection with the ADC Telecommunications, Inc. 2007 Annual Meeting of Shareowners, we are required to provide you with the following documents:

•	ADC’s annual report to shareowners for its fiscal year ended October 31, 2006; and

•	ADC’s proxy statement for its 2007 Annual Meeting of Shareowners filed with the Securities and Exchange Commission.

We have chosen to provide these documents to you via an Internet web site, which you may access through your personal computer or at any of the employee computer kiosks set up around your worksite. To access the documents, go to http://www.adc.com/investor and click on the links entitled “2006 Annual Report” and “Proxy for the 2007 Annual Meeting.”

We will provide you with paper copies of any of these documents, without charge, upon your request. If you prefer to receive paper copies of one or more of the documents listed above, please contact:

ADC
Investor Relations
P.O. Box 1101
Minneapolis, MN 55440-1101
telephone: (952) 917-0991
e-mail: investor@adc.com
Internet: www.adc.com/investorrelations/informationrequest

Providing these documents via the Internet is a fast and efficient way to distribute the documents. It also reduces significant costs of printing and distributing these documents through the mail.

13625 TECHNOLOGY DRIVE
EDEN PRAIRIE, MINNESOTA 55344
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by ADC Telecommunications, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to ADC Telecommunications, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ADCTL1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADC TELECOMMUNICATIONS, INC.

Vote on Directors

1.	The election of: four directors for terms expiring in 2010 01) John J. Boyle III 02) William R. Spivey, Ph.D. 03) Robert E. Switz	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
04) Larry W. Wangberg

Vote on Proposals		For	Against	Abstain

2.	Proposal to set the number of directors at ten.	☐	☐	☐
3.	Proposal to ratify the appointment of Ernst & Young LLP as ADC’s independent registered public accounting firm for ADC’s fiscal year ending October 31, 2007.	☐	☐	☐

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareowner. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES LISTED ABOVE AND FOR ITEMS 2 AND 3. THE PROXIES ARE AUTHORIZED IN THEIR DISCRETION TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS CARD. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADC TELECOMMUNICATIONS, INC.
13625 Technology Drive, Eden Prairie, Minnesota 55344
     PROXY FOR ANNUAL MEETING OF SHAREOWNERS TO BE HELD MARCH 6, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoint(s) Robert E. Switz and Jeffrey D. Pflaum as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of common stock of ADC Telecommunications, Inc. (“ADC”) held by the undersigned of record on January 10, 2007, at the annual meeting of the shareowners of ADC to be held at the Auditorium of the World Headquarters of ADC Telecommunications, Inc., 13625 Technology Drive, Eden Prairie, Minnesota, on March 6, 2007 at 9:00 a.m. Central Standard Time, and at any and all adjournments thereof, and hereby revoke(s) all former proxies.
If the undersigned is a participant in the ADC Retirement Savings Plan, the undersigned hereby directs Ameriprise Trust Company, as Trustee of the ADC Retirement Savings Plan, to vote at the annual meeting of the shareowners of ADC to be held on March 6, 2007 and at any and all adjournments thereof, the shares of common stock of ADC allocated to the account of the undersigned as specified on this card. For participants in the ADC Retirement Savings Plan, if this card is not received by th e Trustee by March 2, 2007, or if it is received but the voting instructions are invalid, the stock with respect to which the undersigned could have instructed the Trustee will be voted in the same proportions as the shares for which the Trustee received valid participant voting instructions.

Address Changes/Comments:

     (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Sign on reverse side)